EXHIBIT 32.2
Section 906 Certification
     The undersigned Brion D. Umidi, the Chief Financial Officer of ReGen Biologics, Inc. (the “Company”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 (the “Report”). The undersigned hereby certifies that:
(1)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 28, 2007

/s/ Brion D. Umidi
Brion D. Umidi
Chief Financial Officer

A signed original of the written statement required by Section 906 has been provided to ReGen Biologics, Inc. and will be retained by ReGen Biologics, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.